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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT



     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934




Date of Report (Date of earliest event reported) December 14, 2001
                                                --------------------------------




                     Transcontinental Realty Investors, Inc.
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             (Exact name of registrant as specified in its charter)




Nevada                                1-9240                          94-6565852
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(State or other jurisdiction       (Commission                     (IRS Employer
of Incorporation)                  File Number)              Identification No.)


              1800 Valley View Lane, Suite 300, Dallas, Texas 75234
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(Address of principal executive offices)                              (Zip Code)


Registrant's telephone number, including area code 469-522-4200
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          (Former name or former address, if changed since last report)



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ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

         The affairs of Transcontinental Realty Investors, Inc. ("TCI") are managed by a Board of Directors who are elected at the Annual Meeting of Stockholders or appointed by the Incumbent Board and serve until the next Annual Meeting of Stockholders or until a successor has been elected or approved. Until December 14, 2001, the Board of Directors of TCI consisted of four individuals.

         On December 14, 2001, R. Douglas Leonhard and Edward G. Zampa resigned as Directors of TCI. Neither of Messrs. Leonhard nor Zampa resigned because of any disagreement with the Registrant on any matter relating to Registrant's operations, policies or practices, and neither of Messrs. Leonhard nor Zampa furnished the Registrant with a letter describing any disagreement or requesting that the matter be disclosed.

         On December 17, 2001, Henry Butler was elected as a Director of TCI by the remaining members of the Board of Directors. The Board of Directors of TCI, after giving effect to the resignations of Messrs. Leonhard and Zampa consists of three individuals (Ted P. Stokely, Martin L. White and Henry Butler).

         On December 18, 2001, the Court in the case styled Jack Olive, et al.
v. Gene E. Phillips, et al., Case No. C 89 4331 MHP pending in the United States District Court for the Northern District of California (the "Olive Litigation"), signed an Order preliminarily approving a Second Amendment to the Modification of Stipulation and Settlement dated October 17, 2001 (the "Settlement Agreement"). TCI is one of the parties to the Olive Litigation, as is Income Opportunity Realty Investors, Inc. ("IOT"). The Settlement Agreement requires through the mechanism of freeze-out mergers that TCI and IOT become subsidiaries of American Realty Investors, Inc. ("ARL") which is the parent corporation of American Realty Trust, Inc. ("ART"), also a party to the Olive Litigation. Under the Settlement Agreement, persons not affiliated with Gene E. Phillips, Basic Capital Management, Inc. ("BCM"), ARL or ART (the "Entities") are to receive $19 per share in cash for IOT Common Stock, or $17.50 per share in cash for TCI Common Stock. In the freeze-out mergers, the non-affiliated stockholders will have the opportunity (but no obligation) to affirmatively elect to receive shares of Preferred Stock of ARL having a liquidation value of $21.50 per share in cash in exchange for IOT Common Stock or $20 per share in cash for TCI Common Stock. In the freeze- out mergers, the Entities and affiliated parties will receive shares of the ARL Preferred Stock for shares of Common Stock of IOT and/or TCI held by them. The purchase prices and liquidation values have been established under the Settlement Agreement. The cash consideration to be paid to the non-affiliated persons is to be guaranteed by and becomes an obligation of the Entities. The freeze-out mergers are to occur only after satisfaction of certain conditions, including the approval of each freeze-out merger by a majority of the shares held by stockholders of TCI and/or IOT who are not affiliated with the Entities who vote in person or by proxy at meetings of stockholders called for that purpose.

         In order to proceed to the freeze-out mergers under the Settlement Agreement, the Entities have been required to perform certain matters which are to be described in a proxy statement, including the filing of materials with the Securities and Exchange Commission ("SEC") and completion of that process prior to a specified date. If the SEC process is not completed by a specified date, unless extended by the consent of settlement counsel, the Entities would be in default under the Settlement Agreement and liable for liquidated damages equal to $5 per each share of TCI and IOT Common Stock. The Entities may cure that default by filing tender offers for all of the shares of IOT and TCI Common Stock held by non-affiliated stockholders, with respect to the cash option, at a cash price equal to or better than the amounts specified under the freeze-out mergers ($19 per share for IOT Common Stock and $17.50 per share for TCI Common Stock). If



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the tender offers are substantially completed within 120 days following the making of such tender offers, the Entities will be deemed to have fully complied with the Settlement Agreement.


ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

         (c) Exhibits. The following are filed herewith as exhibits or are incorporated by reference as indicated below:


    Exhibit Designation                     Description of Exhibit

           10.1 Second Amendment to Modification of Stipulation of Settlement dated October 17, 2001



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                                   SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.

Date: January 28, 2002                 TRANSCONTINENTAL REALTY INVESTORS, INC.



                                       By: /s/ Ronald E. Kimbrough
                                          --------------------------------------
                                          Ronald E. Kimbrough, Executive Vice
                                          President and Chief Financial Officer



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                               INDEX TO EXHIBITS


          EXHIBIT
          NUMBER                                DESCRIPTION
          -------                               -----------
           10.1             Second Amendment to Modification of Stipulation of
                            Settlement dated October 17, 2001